Exhibit 10.2

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

MASTER SCIENTIFIC SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made as of this 1st July 2015 (the “Effective Date”) by and between XRPRO SCIENCES INC., a Delaware corporation, having an address of One Kendall Square, Suite B2002, Cambridge, Massachusetts 02139 (“Provider”) and PFIZER INC., a Delaware corporation, having an address of 235 East 42nd Street, New York, New York 10017 (“Pfizer” or the “Company”). Provider and Pfizer may be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

1.        Definitions

1.1        “Affiliate(s)” means, with respect to each Party, any person which directly or indirectly controls or is controlled by or is under common control with that Party. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors of Party or any direct or indirect parent of Party, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2        “Change of Control” means any transaction resulting in the sale or transfer of (a) all or substantially all of the assets of Provider, (b) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors of Provider or any direct or indirect parent of Provider, or (c) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.3        “Pfizer Confidential Information” means all information disclosed to Provider or its Personnel by or on behalf of Pfizer or learned or observed by Provider or its Personnel relating to (i) Pfizer’s business or business plans, including, without limitation, current status, data, compounds, targets, structures, methods of analysis, study protocols or any other information regarding Pfizer’s operations and research and development programs, suppliers, customers, prospective customers, contractors, clinical data, the content and format of various research, clinical and medical databases, utilization data, cost and pricing data, disease management data, software products, programming techniques, data warehouse and methodologies, all proprietary information, know-how, trade secrets, technical and non-technical materials, products, specifications, processes, sales and marketing plans and strategies, designs, all environmental and financial information, prices, materials, building techniques and any other information or data, (ii) information of any third parties for which Pfizer or its Affiliates have an obligation of confidentiality, (iii) any discussions and proceedings relating to any of the foregoing information and/or any SOW, whether disclosed in oral, electronic, visual, written or any other form, (iv) Personal Information, and (v) any information developed or derived by Provider from the information described in the foregoing clauses (i) – (iii), whether or not for or on behalf of Pfizer. Pfizer Confidential Information includes the terms and conditions of this Agreement and any SOW.  The fact that Pfizer may have marked or identified as confidential or proprietary any specific information shall be indicative that Pfizer believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information is or is not considered Pfizer Confidential Information by Pfizer.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.4        “Provider Confidential Information” means specific information disclosed to Pfizer or its Personnel by or on behalf of Provider or learned or observed by Pfizer or its Personnel relating to (i) Provider’s proprietary materials, methods and instrumentation both in the XRF instrument space and in the ion flux space. Specific items include, (a) Elements of Provider technology, including: Instrument configuration and specific hardware components; X-ray source; detector configuration and Instrument usage details (e.g. settings, programming, reading times, data analysis), (b) Provider’s proprietary reagents and consumables, including: Provider’s reading plates, Plate design, composition, material source, manufacturing process and usage, Provider’s Lysis buffers, Provider’s Internal standards, Provider’s process for treatment of buffers for cells for uptake and efflux, Any cell lines Provider independently develops, (c) Details of Provider’s proprietary methods, including: Cell biology protocols, details of treatments for ion or compound uptake or efflux protocols, including: Identity of tracer ions, concentrations, uptake / efflux times, buffer compositions, internal controls, details of wash protocols, buffer compositions, number and duration of washes, sample preparation protocols including: composition of lysis buffer including internal standards, lysis protocols, including time and temperature, and sample drying protocols, and (ii) Provider pricing information; and (iii) any information derived by Pfizer from the information described in the foregoing clauses (i) and (ii) The fact that Provider may have marked or identified as confidential or proprietary any specific information shall be indicative that Provider believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information is or is not considered Provider Confidential Information by Provider.

1.5        “Exempt Information” means any information which Provider can demonstrate: (a) was lawfully in its possession and reduced to writing prior to the time of disclosure by or on behalf of Pfizer and which is not subject to another obligation of confidentiality; (b) is or becomes generally available to the public through no breach of this Agreement by Provider or its Personnel; (c) is obtained from a third party lawfully entitled to possession of such Confidential Information and under no obligation of confidentiality to Pfizer or its Affiliates; or (d) was independently developed by or for Provider without reference to, aid from or reliance upon the Pfizer Confidential Information. In clarification of the foregoing, a general disclosure in the public domain will not cause more specific (but related) information to be deemed Exempt Information under one of the above exceptions; similarly, a combination of several pieces of information, where each piece of information individually is deemed Exempt Information, will not operate to exempt the combination as Confidential Information unless the combination itself is in the public domain, independently developed by Provider or otherwise lawfully in Provider’s possession.

1.6        “Government Official” shall be broadly interpreted and means: (i) any elected or appointed non-U.S. Government official (e.g., a legislator or a member of a non-U.S. Government ministry); (ii) any employee or individual acting for or on behalf of a non-U.S. Government official, non-U.S. Government agency, or enterprise performing a function of, or owned or controlled by, a non-U.S. Government (e.g., a healthcare professional employed by a non-U.S. Government hospital or researcher employed by a non-U.S. Government university); (iii) any non-U.S. political party officer, candidate for non-U.S. public office, or employee or individual acting for or on behalf of a non-U.S. political party or candidate for public office; (iv) any employee or individual acting for or on behalf of a public international organization; (v) any member of a royal family or a member of a non-U.S. military, and (vi) any individual otherwise categorized as a Government Official under applicable Law.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.7        “Harmful Code” means any computer instructions, code, software, program, sub-program, circuitry or other technological means whose purpose or effect is to disrupt, damage, interfere with and/or circumvent the security of any of Pfizer’s computers, IT infrastructure, systems and/or equipment, including any code containing viruses, worms, disabling code, time bombs, Trojan horses, adware, spyware, Internet bots, malware, bugs, web bugs or other like destructive or surreptitious code or code that self-replicates.

1.8        “Jobsite” means the location where the Services are performed with respect to a specific SOW.

1.9        “Key Personnel” means any and all: (i) project managers, (ii) designated representatives; (iii) individuals who are identified as “Key Personnel” in the applicable SOW; (iv) individuals who are otherwise designated as “Key Personnel” by either party from time to time; and (v) individuals who perform any services reasonably considered by Pfizer to be important to the Services performed under the applicable SOW.

1.10       “Laws” means, collectively, all applicable international, supranational, national, federal, state, provincial, regional and local laws, statutes, ordinances, codes, rules, regulations, orders, decrees or other pronouncements of any governmental, administrative or judicial authority having the effect of law.

1.11       “Losses” means any and all losses, damages, settlements, costs, charges or other expenses (including reasonable attorney’s fees and costs) or liabilities of every kind, including liability based on contributory, vicarious, or any other doctrine of secondary liability, or character.

1.12       “Personal Information” means the meaning given by the applicable Laws and shall include, without limitation, any data or information (regardless of the medium in which it is contained and whether alone or in combination) which may be supplied to or processed by or on behalf of Provider in connection with the provision of the Services, that relates to an identified or identifiable person including, without limitation, name, postal address, email address, telephone number and information about the health, opinions or beliefs of the data subject.

1.13       “Personnel” means any employee or agent of Provider, its Affiliates or its subcontractors. Any reference to “Provider” in the Agreement shall include its Personnel.

1.14       “Pfizer Credits” means the payments made by Provider to Pfizer due to the non-performance of the Provider in accordance with the Termination for Cause Section below.

1.15       “Pre-Existing Materials” means any materials in which Provider or any third party has pre-existing proprietary rights.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.16       “Records” means any books, documents, accounting procedures and practices and other data, regardless of type or form, of all matters relating to the Provider’s performance of its obligations under this Agreement that enable Provider to demonstrate compliance with its obligations under this Agreement and any SOW, including Provider’s compliance with applicable Laws.

1.17      “Services” means the services to be performed by Provider under this Agreement as described in one or more mutually agreed SOWs.

1.18       “SOW” means a mutually agreed statement of work, written order including purchase order, or Pfizer countersigned written quote (initially provided by Provider) referencing a valid purchase order, substantially in the form of Schedule A that may be executed from time to time by Provider and Pfizer or an affiliate of Pfizer under this Agreement.

1.19       “Transaction Taxes” means sales and use taxes, value added taxes, goods and services taxes, gross receipts taxes and excise taxes. Transaction Taxes excludes any tax on income, real or personal property taxes or payroll taxes.

1.20       “Transitional Services” means services provided by Provider in connection with the transition of the performance of the Services in those instances where Pfizer elects to use another provider or its own employees to perform the Services.

1.21       “Transparency Laws” means, collectively, those laws, implementing regulations, and industry codes, including without limitation section 6002 of the U.S. Affordable Care Act and the EFPIA Code on Disclosure of Transfers of Value, that require Pfizer to report payments or other transfers of value to certain healthcare professionals and teaching hospitals.

1.22       “Work Product” means any designs, design analyses, diagrams, plans, devices, techniques, procedures, developments, inventions, information, object or source code, drawings, estimates, specifications, requirements, documents, calculations, field notes, manuals, reports, renderings, documentation, test data, test methods, biological and other material, data or reports, compounds synthesized or identified, or compound synthesis and scale-up procedures developed, and any other deliverable or materials, including any and all improvements, and modifications to Pfizer Materials, and including all intermediate and partial versions of any of the foregoing, conceived, developed, authored, produced, reduced to practice or otherwise acquired by Provider, its Affiliates or its Personnel, either alone or in concert with others, in connection with the Services performed for Pfizer pursuant to this Agreement or any SOW.

2.         Services; Incorporation of Terms

2.1        Description of Services. Services under this Agreement include: Pre-clinical Biology Services, including but not limited to biological assay development, plate based pharmacology screening, electrophysiology services, high throughput screening, molecular biology services and biological reagent and cell line production and purification services.

2.2        Scope of Work. During the Term of this Agreement, Provider shall provide to Pfizer, on a non-exclusive basis, the Services described in one or more SOWs attached hereto and made a part hereof. As applicable, each SOW shall set forth, the project scope, the term of the SOW, project schedule, project activities and tasks, deliverables and milestones, specifications, compensation and, reimbursable expenses, if any, the Pfizer representative with authority to transmit instructions and make decisions, and roles and responsibilities of the Parties. The terms and conditions of this Agreement shall apply to any and all SOWs executed by the Parties that reference this Agreement. An Affiliate of Pfizer may execute an SOW with Provider pursuant to this Agreement and, in such circumstances, all references in this Agreement to Pfizer shall be deemed to be to the applicable Affiliate of Pfizer with respect to that particular SOW, which Affiliate shall be entitled to enforce this Agreement with respect to such SOW in its own name as an intended third party beneficiary and which Affiliate shall be solely liable to Provider for any obligations and liabilities undertaken pursuant to such SOW.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.3        Hierarchy of Terms. In the event that there are any conflicts between the terms of this Agreement and the terms of any SOW, the terms of this Agreement shall control. The terms of this Agreement and the SOW shall be controlling over any terms of any purchase order, sales acknowledgement, invoice or other such documents issued by either Party. Any amendment of this Agreement shall be effective for all subsequently executed SOWs.

2.4        No Guarantee of Work. Notwithstanding anything in this Agreement to the contrary, until the Parties have executed and delivered a SOW, nothing in this Agreement shall be construed as Pfizer engaging Provider for any Services. Provider acknowledges that the execution and delivery of this Agreement does not entitle Provider to provide any Services to Pfizer or its Affiliates. As agreed in the Asset Purchase and Collaboration Agreement between XRPRO Sciences, Inc. and Icagen, Inc effective 1st July 2015, Pfizer shall provide revenue to Provider totaling at least $1 million (as calculated in accordance with GAAP consistently applied) for each of the first two 12-month periods following the Closing on a “take or pay” basis (the “Take or Pay Agreements”).

3.         Provider’s Responsibilities

3.1        Provider to Control. Provider shall have the complete professional, managerial and technical responsibility for the quality, validity, accuracy, timeliness, and reliability of the Services and the Work Product, whether such Services and Work Product are performed by Provider or any of its Personnel. Review, acceptance and/or approval by Pfizer of the Services or the Work Product shall not relieve Provider of the obligation to perform the Services in strict compliance with the requirements of this Agreement and the applicable SOW.

3.2        Provider’s Personnel. All Key Personnel furnished by Provider shall be subject to the acceptance of Pfizer. Provider shall not, without the prior written consent of Pfizer, reassign, remove or replace any Key Personnel of Provider prior to the completion of all Services under the applicable SOW, unless such Key Personnel or Provider should sever the employ of such Key Personnel or Provider; provided that Provider shall promptly provide notice to Pfizer of any such severance. Further, upon the request of Pfizer, Provider shall immediately remove any of its Personnel, whether or not such individual is Key Personnel, from the provision of Services to Pfizer hereunder upon Pfizer’s reasonable request and hold Pfizer harmless for such removal.

3.3        Safety. Provider shall be responsible for the health and safety of its Personnel while present at the Jobsite. Provider shall comply with all applicable Laws relating to health and safety. Provider shall ensure that its Personnel at the Jobsite shall comply with all of the applicable regulations and directives of Pfizer with respect to safety, security, entrances, parking areas, sanitation, and other provisions for maintenance of good order.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.4        Pfizer Policies. Provider shall ensure that it and its Personnel comply with all of the policies, regulations, operating procedures or guidelines governing the Services, and directives of Pfizer, as those policies, regulations and directives may be revised from time to time and provided to Provider in writing.

3.5        Due Diligence. Provider acknowledges that Pfizer, as a regulated multi-national company, is subject to various governmental and regulatory compliance requirements. Accordingly, Provider agrees that it shall, as requested by Pfizer, provide information regarding Provider and its operations that, in Pfizer’s sole determination, will assist Pfizer in its efforts to ensure compliance with Laws such as, but not limited to, Provider’s interaction with Government Officials and Provider’s data security controls and procedures.

3.6        Shipping. Provider must package, insure, process through customs and ship any materials to be delivered to Pfizer under this Agreement, as stated in the relevant SOW, or otherwise, in accordance with written instructions Pfizer gives to Provider. Responsibility for any costs, charges or fees associated with Shipping will be detailed within Schedule B

4.         Pfizer’s Responsibilities

4.1        Pfizer’s Representative. Pfizer, at its option, may designate in writing a Pfizer Representative”). In addition, in each SOW, Pfizer shall designate its representative who shall act as a liaison between Pfizer and Provider relating to such SOW.

4.2        Disclosure and Reporting By Pfizer. Pfizer may disclose in any lawful manner the terms of the underlying agreement, the support or funding that Pfizer is providing, and any other information to the extent necessary for Pfizer to meet its obligations under the Transparency Laws. Provider will provide Pfizer with complete and accurate information about payments or other transfers of value reportable under Transparency Laws and agrees to (and will cause its agents, employees, personnel, staff, independent contractors, and subcontractors to) cooperate with Pfizer’s collection and disclosure of information necessary for Pfizer to meet its obligations under any Transparency Laws.

5.         JOINT STEERING COMMITTEE (JSC)

Pfizer and Provider will establish a Joint Steering Committee (“JSC”) to carry out the obligations of each party as set forth in this Contract and specifically, to perform the following duties:

●	Define and approve initial requirements, specifications and deliverables of the collaboration as set forth in Schedule B and report back to the parties;

●	Manage the effective provision of timely and high quality Services;

●	Seek improvements and refinements to the operations in the spirit of Continuous Improvement (CI);

●	Any other duties as mutually agreed by the parties.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Membership of Steering Committee: Pfizer and Company each will appoint, in its sole discretion, up to three to four members to the Steering Committee. Any approval of the Steering Committee that is expressly required by the terms of this Contract shall require approval of all members of the Steering Committee.

Meeting Frequency: The Steering Committee will meet at least quarterly during the first year of this Contract and thereafter by agreement between Pfizer and Company, either in person or by videoconference/teleconference.

Chair: Pfizer will chair the Steering Committee. The location of the Steering Committee meetings will alternate between Company’s and Pfizer’s offices unless otherwise agreed by the parties. Such meetings will occur on dates mutually agreed by the parties.

Minutes: At a minimum, the Steering Committee will record all actions assigned and decisions made. Minutes will be written promptly after the meeting and distributed for review and approval.

Expenses: Pfizer and Company will each bear their own expenses, including reasonable travel, related to the participation of their respective members of the Steering Committee and any invitees.

6.         Fees and Payment

6.1        Fees. As full and complete compensation for satisfactory performance of the Services and for potential improvements to Pfizer’s intellectual property created under this Agreement that will be owned by Pfizer, Pfizer shall pay Provider the fees and other compensation set forth as described in Schedule B or within the applicable SOW. In no event shall Pfizer be responsible for any costs beyond the agreed fees as set forth in the applicable SOW without the prior written approval of Pfizer.

6.2        Invoicing.

(a)	Provider shall invoice Pfizer for all fees and expenses payable by Pfizer under this Agreement as set forth in the applicable SOW. Such invoices shall set forth in detail the basis for the charges reflected therein.

(b)	Provider shall send all invoices to the address set forth in the relevant Pfizer purchase order or SOW. All invoices shall be payable XXXX after Pfizer’s receipt and acceptance of a proper invoice; provided, however, that if Pfizer should dispute the nature or basis of any charges contained in any invoice submitted by Provider hereunder, Pfizer shall promptly provide written notice to Provider setting forth the reason for the dispute, which the Parties shall attempt to resolve in good faith in accordance with the Dispute Negotiations Section, below. Payment of any disputed amount shall be suspended until the Parties resolve such dispute. .

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

6.3         Taxes. The fees set forth in an SOW shall include all taxes except such Transaction Taxes which Provider is required by law to invoice and collect from Pfizer.  Transaction Taxes, if any, will be separately stated on a valid Provider invoice and will be paid by Pfizer to Provider unless Pfizer provides an exemption certificate to Provider or the transaction is statutorily exempt from Transaction Taxes. Provider shall be solely responsible for the timely remittance of all Transaction Taxes to the applicable Governmental Authority, and Provider shall pay (without reimbursement by Pfizer), and shall hold Pfizer harmless against, any penalties, interest or additional taxes that may be levied or assessed as a result of the failure to invoice or delay of Provider to pay any such taxes.

7.         Scope Changes

7.1        Changes by Pfizer; Adjustments Due to Changes. Pfizer or its Affiliate may, from time to time, by written notice to Provider, and without invalidating this Agreement or the applicable SOW, or any portion thereof, make changes in the Services, or the conditions under which Services are to be performed, or may increase or decrease the Services to be performed. No change shall be made by Provider in its performance or its manner of performance of the Services without prior written authorization or instructions from Pfizer or its Affiliate, specifying the details of the change, and specifying whether there is to be an adjustment in the price or time for performance. Upon receipt of written instructions from Pfizer or its Affiliate specifying the changes to the SOW and a formal acceptance of the changes by Provider, Provider shall immediately proceed with the performance of the Services, as changed. If such changes increase or decrease either the cost or time required to perform the Services, then the Parties will mutually agree to an equitable adjustment to the price and/or the time to perform the Services.

7.2        Changes to be in Writing. Any change to any SOW shall be in writing, shall define the extent of the change, the price or basis of pricing the change, the impact of the change on the project schedule, and shall be signed by the Parties. No additional work by the Provider shall be paid for unless authorized in advance, in writing, by Pfizer or its Affiliate.

7.3        Reduction in Scope of Work. In the event of deletion or reduction of the Services by such change, Provider shall not be entitled to any losses, fees, surcharges, costs or special, indirect, incidental, consequential or other damages, including contribution to lost profits or unabsorbed overhead as a result of any portion of the Services not performed.

8.         Representations and Warranties

8.1        Provider’s Representations and Warranties.

Provider represents, warrants and covenants to Pfizer that:

(a)	Performance Standards. Provider shall perform, and shall cause Provider’s Personnel to perform, all of its obligations under this Agreement: (i) in strict accordance with the terms of this Agreement and the applicable SOW, including all amendments, work orders and other related documents; and (ii) in a timely, professional, commercially diligent basis, in accordance with the generally accepted industry and professional standards, procedures and practices, to the reasonable satisfaction of Pfizer.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)	Qualifications of Provider’s Personnel. All of Provider’s Personnel shall be well qualified, with all applicable technical and professional expertise to perform such Services.

(c)	Compliance with Laws. Provider is in compliance and shall continue to comply, and shall cause Provider’s Personnel to comply, with all Laws, and Provider has and shall continue to have all professional licenses, consents, authorizations, permits and certificates, and shall have and shall cause Provider’s Personnel to have completed all registrations or made such notifications as required by Law for its performance of the Services. Pfizer is an equal opportunity employer and federal contractor. Consequently, the parties agree that, as applicable, they will abide by the requirements of Executive Order 11246, 41 CFR 60-1.4(a); the Vietnam Era Veterans’ Readjustment Assistance Act, 41 CFR 60-300.5(a); and Section 503 of the Rehabilitation Act of 1973, 41 CFR 60-741.5(a), and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

(d)	Quality Assurance. If the services under this Agreement do not meet the specifications they will be repeated at Pfizer’s request. Pfizer will reimburse Provider for the cost of repeating the services if the non-conformity is due to the failure of a Pfizer assay method (but only if it is established that Provider strictly followed the assay method instructions) or the quality of materials supplied by Pfizer or the non-conformity is in any other way due to the fault of Pfizer or caused by Pfizer’s action or inaction. Otherwise Provider will bear the cost of repeating the services.

(e)	Anti-Bribery/Anti-Corruption.

(i)	Anti-Bribery/Anti-Corruption. Provider has not and will not directly or indirectly offer or pay, or authorize such offer or payment of, any money or anything of value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage, and has not accepted, and will not accept in the future, such a payment.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(f)	Work Product. All Work Product and Services shall be in strict accordance with the specifications and descriptions of the Work Product and Services set forth in the applicable SOW and shall not infringe upon, misappropriate or otherwise violate the patent, copyright, trademark, trade secret or other intellectual property or proprietary rights of any third party. Notwithstanding the foregoing, Provider shall not be deemed in breach of the warranties under this paragraph if and to the extent any such non-conformity is directly caused by Pfizer’s unauthorized modification of the Work Product.

(g)	Conflicts. The execution, delivery and performance of this Agreement by Provider does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any applicable Law of any court, governmental body or administrative or other agency having authority over Provider. Provider is not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement or any SOW.

(h)	Authority. Provider is validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Provider and constitutes the valid and binding obligation of Provider, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Provider, its officers and directors.

(i)	Debarment. Provider is not and during the Term of this Agreement shall not be debarred by any applicable governmental authority, including under subsections 306(a) or (b) of the U.S. Federal Food, Drug, and Cosmetic Act), and Provider has not and will not use in any capacity in the performance of this Agreement the services of any person who has been debarred by any applicable governmental authority. Provider will immediately notify Pfizer in the event that Provider or any of its Personnel becomes debarred or excluded during the Term of this Agreement. Notwithstanding the cure period set forth in Termination for Cause Section of this Agreement, Provider acknowledges that such debarment shall be grounds for immediate termination of this Agreement and any or all SOWs by Pfizer for cause.

(j)	Restricted Party. Provider is not designated as a Restricted Party. Provider has not and will not use, in any capacity in the performance of this Agreement, the services of any person who has been designated as a Restricted Party. Provider will immediately notify Pfizer in the event that Provider or any of its Personnel becomes designated as a Restricted Party during the Term of this Agreement. Notwithstanding any cure periods set forth herein, Provider acknowledges that designation as a Restricted Party shall be grounds for immediate termination of this Agreement and any or all SOWs by Pfizer for cause with no cure period.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(k)	No Actions Pending. There is no action, suit or proceeding, at law or in equity, before or by any court or governmental authority, pending or, to the best of Provider’s knowledge, threatened against Provider, wherein an unfavorable decision, ruling or filing would materially adversely affect the performance by Provider of its obligations hereunder or the other transactions contemplated hereby, or which, in any way, would adversely affect the enforceability of this Agreement, or any other agreement or instrument entered into by Provider in connection with the transactions contemplated hereby. In addition, there are no environmental conditions, events or circumstances that are reasonably likely to limit, impede or otherwise jeopardize Provider’s ability to meet its obligations under this Agreement. In the event Provider becomes aware of such action, suit, proceeding, condition, event or circumstance, Provider shall immediately notify Pfizer.

(l)	Subcontracting. Provider must not use subcontractors to perform Services under this Agreement without Pfizer’s prior written permission. If Pfizer gives Provider permission to use subcontractors, Provider will be responsible for the subcontractor’s performance and compliance with the terms of this Agreement.

8.2        Correction of Services/Work Product.

(a)	Provider shall, without additional compensation, and at its own cost and expense, promptly correct or revise any errors, omissions or other deficiencies in the Services and/or the Work Product, or if the Services do not meet the specifications. Provider shall also reimburse Pfizer for any penalties levied by a government agency as a result of any such error, omission or other deficiency. The obligations of Provider provided in this paragraph shall survive acceptance of the Services and/or Work Product by Pfizer and the termination or expiration of this Agreement and/or the applicable SOW. For purposes of clarity, this obligation of the Provider to correct non-conforming Services and/or Work Product shall not limit any other remedies that Pfizer may have under this Agreement, at law or in equity.

(b)	In the event that any Harmful Code is found in any Work Product, Pre-Existing Materials and/or any other hardware, software, database or other information or material supplied by Provider, used or accessed by Provider to provide the Services and/or used or accessed by Pfizer to receive the Services, then in any such case, Provider shall, at no additional cost or charge to Pfizer, eliminate and reduce the effects of such Harmful Code and, if the Harmful Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques.

8.3        Responsible Supply Chain; Immigration; Environmental Health and Safety; Animal Welfare; Laboratory Notebooks.

(a)	Provider represents, warrants, and covenants that it does not, as of the Effective Date, and shall not, during the Term of this Agreement (i) use involuntary or underage labor (defined in accordance with applicable Laws) at the facility(ies) where its performance under this Agreement will occur, (ii) use labor not in compliance with applicable immigration laws, and (iii) maintain unsafe or unhealthy conditions in any dormitories or lodging that it provides for its employees. Provider agrees that during the Term of this Agreement it shall promptly correct unsafe or unhealthy conditions in any dormitories or lodging that it provides for its employees.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)	Provider covenants that it will perform its obligations under this Agreement in a manner consistent with all of the Pharmaceutical Industry Principles for Responsible Supply Chain Management, codified at http://www.pharmaceuticalsupplychain.org.

(c)	Provider will comply in all respects with applicable environmental, health and safety and animal welfare laws and any related guidelines or operating procedures Pfizer gives Provider, or are otherwise attached and incorporated by reference into this Agreement, including but not limited to Schedule B. Accordingly, Provider must: (i) give to Pfizer any information Pfizer requests that relates to the environmental, health and safety or animal welfare aspects of Provider’s operations; (ii) perform services under this Agreement in a safe and ethical manner (including the storage, handling and disposal of any hazardous materials and the treatment of animals); (iii) notify Pfizer if, at any time, Provider is not compliant with the laws, guidelines and operating procedures and the non-compliance poses a significant threat to the environment or health and safety or welfare of animals; (iv) immediately take corrective steps if, at any time, Pfizer notifies Provider its conduct of services does not comply with the applicable laws, guidelines or operating procedures.

(d)	Provider has and will continue to have a documented, comprehensive environmental policy which addresses, among other things, its ongoing commitment to environmental protection, sustainability, pollution prevention, waste reduction, and energy and water efficiency. No less than annually and as otherwise requested by Pfizer, Provider shall provide Pfizer with evidence of implementation of such policy and any updated information regarding Provider’s environmental policies, practices, and the environmental attributes and any third party certifications of its Services or any materials used in connection therewith. Provider shall also provide data regarding the Scope 1, Scope 2, and, as available, Scope 3 greenhouse gas emissions (as such terms are defined by the World Resources Institute (WRI) and the World Business Council for Sustainable Development (WBCSD) Greenhouse Gas Protocol Corporate Standard) associated with the provision of the Services, including, without limitation, the methodology employed to collect and report such data, as requested by Pfizer. All information provided pursuant to this Section 7.3(d) is, or shall be, complete, truthful and accurate. In the event any such information provided changes, Provider shall immediately notify Pfizer, in writing with reasonable detail, of such change.

(e)	As and when they become available, Provider shall identify and bring to Pfizer’s attention service options that generate less waste or pollution, are less toxic or hazardous, consume fewer materials or less energy, water or chemicals in their production, packaging, use and disposal, or that otherwise have a reduced environmental impact as compared to the Services described on Schedule B (collectively, “Sustainability Options”). In the event Provider receives an SOW for Services for which Seller has a Sustainability Option(s), Provider shall promptly notify Pfizer of such option(s). Provider shall discuss with Pfizer the feasibility and cost implications of any of the foregoing alternate service options and shall provide such options if and as directed by Pfizer. Provider shall use commercially reasonable efforts to educate itself and to train its Personnel in Sustainability Options available in the market to facilitate a productive discussion. Provider shall also identify and bring to Pfizer’s attention any take-back programs available.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(f)	Provider shall not use, and shall not allow to be used, any (a) cassiterite, columbite-tantalite, gold, wolframite, or the derivatives tantalum, tin, or tungsten (“Initial Conflict Minerals”) that originated in the Democratic Republic of Congo (“DRC”) or an adjoining country, or (b) any other mineral or its derivatives determined by the Secretary of State to be financing conflict pursuant to Section 13p of the Securities and Exchange Act of 1934 (“Additional Conflict Minerals”, and together with the Initial Conflict Minerals, “Conflict Minerals”), in the production of the Product. Notwithstanding the foregoing, if Provider uses, or determines that it has used, a Conflict Mineral in the production of the Product, Provider shall immediately notify Pfizer, which notice shall contain a written description of the use of the Conflict Mineral, including, without limitation, whether the Conflict Mineral appears in any amount in the Product (including trace amounts) and a valid and verifiable certificate of origin of the Conflict Mineral used. Provider must be able to demonstrate that it undertook a reasonable country of origin inquiry and due diligence process in connection with its preparation and delivery of the certificate of origin.

(g)	Provider will record all data generated in performance of the Services in laboratory notebooks that are separate to other laboratory notebooks or records. Alternatively, Provider may record such data in electronic laboratory notebooks, in accordance with an internal laboratory notebook process, in line with electronic notebook data collection and storage standards and safeguards common to the industry, for performing Services of the nature contemplated under this Agreement.

8.4        Pfizer Representations and Warranties

Pfizer represents, warrants and covenants to Provider that:

(a)	Conflicts. The execution, delivery and performance of this Agreement by Pfizer does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any applicable Law of any court, governmental body or administrative or other agency having authority over it. Pfizer is not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement or any SOW.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)	Authority. Pfizer is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Pfizer and constitutes the valid and binding obligation of Pfizer, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement has been duly authorized by all necessary actions on the part of Pfizer, its officers and directors.

9.         Term

Term. This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of two (2) years, unless terminated early or replaced, provided however, this Term may be further extended by mutual written consent of the parties.

10.       Termination

10.1      Termination by Pfizer for Convenience. Pfizer may terminate this Agreement, and/or all or any part of any SOW at any time without cause and in its sole discretion upon thirty (30) days prior written notice. Notwithstanding, in the event of any termination of this Agreement by Pfizer for Convenience, the applicable covenants related to the Take or Pay Agreement as agreed in the Asset Purchase and Collaboration Agreement between XRPRO Sciences, Inc. and Icagen, Inc effective 1st July 2015 will still apply. In the event of such termination of any SOW by Pfizer for convenience, Pfizer shall pay Provider in accordance with the terms of this Agreement and the applicable SOW for all Services performed in conformance with the terms of this Agreement and the applicable SOW prior to the effective date of such termination and all non-cancellable expenses of Provider related to the Services. Non-cancelable expenses are those expenses that you cannot reasonably avoid or deploy for the benefit of other operations. They will not include staff costs but may include specialty reagents. Pfizer and you will negotiate the amount of any such expenses in good faith. But, the amount plus any other payments made by Pfizer under an order may not exceed the total price of the order. In the event of Pfizer’s election to terminate pursuant to this Section, Provider shall not be entitled to any losses, fees, surcharges, costs or special, indirect, incidental, consequential or other damages, including contribution to lost profits or unabsorbed overhead as a result of any portion of the Services not performed.

10.2      Termination for Cause. Either Provider or Pfizer may terminate this Agreement, including all SOWs, for cause immediately upon written notice to the other Party in the event that such other Party materially breaches this Agreement or all SOWs in effect, which breach remains uncured for thirty (30) calendar days following written notice to such other Party of the deficiency. In the event Provider or Pfizer materially breaches an SOW, then the non-breaching Party may only terminate such SOW under this Section. In the event of termination of any SOW by Pfizer under this Section, Pfizer shall pay Provider in accordance with the terms of this Agreement and the applicable SOW for Services satisfactorily performed in conformance with the terms of this Agreement and the applicable SOW prior to the effective date of such termination, less any damages incurred by Pfizer as a result of the cause of such termination; provided, however, that Pfizer shall not be required to make any further payments until Pfizer has had a reasonable opportunity to adequately assess the extent of such damages. Nothing in this Agreement shall limit Pfizer’s ability to recover from Provider any amount of damages that exceeds the amounts set off by Pfizer under this Section. Further, in the event an SOW provides for payments by Provider to Pfizer of any Pfizer Credits, payment of such Pfizer Credits shall not prejudice or in any way limit Pfizer’s ability to recover from Provider any amount of damages that exceed the Pfizer Credits.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

10.3      Termination for Insolvency. In the event that a Party hereto: (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt; or (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors; or (iii) is dissolved or transfers a substantial portion of its assets to a third party; or (iv) has a receiver appointed for the benefit of its creditors, or has a receiver appointed on account of insolvency (in the case of (i), (ii), (iii) or (vi) such party shall be referred to as the “Insolvent Party”); then the Insolvent Party shall immediately notify the other Party of such event and such other Party shall be entitled to: (a) terminate this Agreement and/or any or all SOWs for cause immediately upon written notice to the Insolvent Party; or (b) request that the Insolvent Party or its successor provide adequate assurances of continued and future performance in form and substance acceptable to such other Party, which shall be provided by the Insolvent Party within ten (10) calendar days of such request, and the other Party may terminate this Agreement and/or any or all SOWs for cause immediately upon written notice to the Insolvent Party in the event that the Insolvent Party fails to provide such assurances acceptable to the other Party within such ten (10) day period.

10.4      Termination for Change of Control. Pfizer may terminate this Agreement and/or any and all SOWs at any time by giving written notice to Provider in the event of a Change of Control of Provider.

10.5      Termination for Breach of Anti-Bribery/Anti-Corruption Representation. Pfizer may terminate this Agreement and/or any and all SOWs effective immediately upon notice to Provider, if Provider: (i) breaches any of the representations and warranties set forth in the Anti-Bribery/Anti-Corruption Section of this Agreement; or (ii) if Pfizer learns (a) that improper payments are being or have been made or offered to Government Officials or any other person by Provider or those acting on behalf of Provider with respect to the Services or (b) that Provider or those acting on behalf of Provider with respect to the Services has accepted any payment, item, or benefit, regardless of value, as an improper inducement to award, obtain or retain business or otherwise gain or grant an improper business advantage from or to any other person or entity.  Further, in the event of such termination, Provider shall not be entitled to any further payment, regardless of any activities undertaken or agreements with additional third parties entered into by Provider prior to such termination, and Provider shall be liable for damages or remedies as provided by this Agreement, at law or in equity.

10.6      Effect of Termination or Expiration. Any termination or expiration of this Agreement shall not terminate or affect the obligations of the Parties to each other under existing SOWs issued during the Term, and such SOWs shall continue in full force and effect and shall continue to be governed by the terms of this Agreement until their expiration or completion or unless and until any such SOWs are themselves terminated pursuant to this Agreement.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

10.7      Obligations of Provider upon Termination or Expiration. Upon termination or expiration of this Agreement and/or any SOWs, Provider shall immediately (i) deliver all Work Product and other documents, reports, raw data and materials developed by Provider in the performance of the Services, whether completed or in progress, including all books, laboratory note books, records, plans, surveys, data, drawings and other documents and materials related to the Services; (ii) at Pfizer’s option and pursuant to Pfizer’s instructions, return and/or destroy all Pfizer related information and materials in whatever form in Provider’s possession (except for such information that Provider is required to retain pursuant to the Records and Audits Section hereof) and provide written certification to Pfizer of such return and or destruction of the Pfizer information and materials within thirty (30) days of such termination or expiration; and (iii) take such further action that Pfizer may reasonably request to minimize delay and expense arising from such termination; so long as such action does not require the disclosure or provision of any additional Provider Confidential Information or proprietary information of Provider. Provider acknowledges that its failure to comply with this provision will cause Pfizer irreparable harm for which Pfizer may not have any adequate remedy at law, and that Pfizer shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any actual or threatened breach by Provider of its obligations under this Section (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith).

10.8      Transitional Services. Provider, if requested by Pfizer, agrees to use reasonable commercial efforts to provide Pfizer with Transitional Services. Provider’s compensation for such Transitional Services shall be comparable to the rates for similar services provided by Provider, but shall in no event exceed the rates Provider charges for the Services.

10.9      Survival of Obligations. The termination or expiration of this Agreement or any SOW shall not affect the survival and continuing validity of Sections 1 (Definitions), 6 (Fees and Payments), 8.2(Correction of Services/Work Product), 10 (Termination), 11 (Proprietary Rights), 12 (Indemnification; Liens; Insurance), 13 (Confidentiality), 14 (Records and Audits) and 15 (Miscellaneous).

11.       Proprietary Rights

11.1      Pfizer’s Materials. All chemicals, compounds, reagents, biological materials, drawings, materials, specifications, designs, know how, writings, and other documents, data or information of any nature, whether written or oral, furnished or otherwise made available by Pfizer (or Pfizer’s third party suppliers or collaborators) to Provider for the performance of the Services (collectively, “Pfizer Materials”) may be used by Provider only in connection with its performance of the Services and shall remain the property of Pfizer. Subject to Section 11.3, Pfizer shall retain all rights, title and interest in and to such Pfizer Materials, and any and all intellectual property rights covering Pfizer Materials (or any intellectual property of a third party collaborator or supplier of Pfizer, as the case may be), including all patents, copyrights, trademarks and trade secrets and other proprietary rights and in any ideas, concepts, designs, inventions, and expressions embodied in, or appurtenant to, or derived from (including any and all improvements and modifications) such Pfizer Materials. All Pfizer Materials must be stored and labeled so they are clearly identifiable as Pfizer’s property and must not be destroyed or transferred to another facility or party without Pfizer’s consent.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

11.2      Work Product. All Work Product, other than Provider’s Pre-Existing Materials and improvements thereto, shall be the exclusive property of Pfizer, and Pfizer shall solely own any and all intellectual property rights covering such Work Product, including all patents, copyrights, trademarks and trade secrets and other proprietary rights and in any ideas, concepts, designs, inventions and expressions embodied in or appurtenant to such Work Product. Such ownership shall, and hereby does, inure to the benefit of Pfizer from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression of the Work Product, as the case may be. All copyrightable aspects of such Work Product shall be considered “Work Made For Hire” as defined in §101 (1) of the 1976 Copyright Act, and all rights, title and interest in and to such Work Product hereby is and shall be transferred to and vested in Pfizer without any additional compensation to Provider or its Personnel, and Provider shall render reasonable assistance as needed to give effect to such transfer, at Pfizer’s sole cost and expense. In the event that any Work Product does not qualify to be Work Made For Hire, Provider hereby irrevocably transfers, assigns and conveys, and shall cause its Personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to such Work Product to Pfizer, at no cost to Pfizer, free and clear of any liens and encumbrances, and Provider agrees to execute, and shall cause its Personnel to execute, all documents necessary, in Pfizer’s discretion, to do so. All such assignments shall include those relating to existing or prospective copyrights, patent rights and all other intellectual property rights in any country. Provider also agrees that it will, and will cause its Personnel to, promptly notify Pfizer of any intellectual property developed or otherwise included as Work Product, and to provide reasonable assistance, at Pfizer’s expense, in the procurement or enforcement of any such intellectual property. Pfizer may use any and all Work Product as Pfizer sees fit in its research, development and commercialization of pharmaceutical products.

11.3      Pre-Existing Materials. Except as provided in this Proprietary Rights Section, Pfizer is not granted any right in Provider’s Pre-Existing Materials. Except as specified below in this clause, Provider will own any improvement to Provider’s own intellectual property Provider makes in performance of the Services as long as it specifically relates to applicable analytical technology being applied by Provider to perform the Services. In producing Work Product pursuant to this Agreement, Provider shall not incorporate into the Work Product any Pre-Existing Materials except such Pre-Existing Materials as may be approved in advance by Pfizer as specified in the applicable SOW as Pre-Existing Materials. Any such Pre-Existing Materials incorporated into the Work Product but not approved in advance by Pfizer as specified in the applicable SOW shall be deemed Work Product. With respect to Pre-Existing Materials incorporated into the Work Product, which are approved in advance by Pfizer as specified in the applicable SOW, Provider hereby grants to Pfizer, in the case of Provider’s Pre-Existing Materials, or shall obtain for Pfizer, in the case of third party Pre-Existing Materials, an unrestricted, royalty-free, fully-paid, perpetual, irrevocable, world-wide, non-exclusive, right and license to use, disclose, reproduce, publicly perform and display, transmit, transfer, (including the right to sublicense, sell, offer for sale and distribute through multiple tiers), practice, make, have made, import and otherwise make use of such Pre-Existing Materials in connection with the Work Product. Such rights shall extend to Pfizer’s present and future Affiliates, successors and assigns.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

12.       Indemnification, Liens; Insurance.

12.1      Indemnification.

(a)	To the fullest extent permitted by applicable Law, Provider shall defend, indemnify, and hold harmless Pfizer, its Affiliates and its and their respective directors, officers, employees, agents and representatives from and against any and all Losses arising out of or relating to any and all claims, liabilities, liens, demands, obligations, actions, proceedings, suits or causes of action of every kind (regardless of whether or not such Losses are caused in part by a party indemnified hereunder) arising out of or related to:

(i)	failure of Provider or its Personnel to comply with any Law, including the failure to pay taxes, duties, or fees, or to comply with employee safety regulations or with the Jobsite safety rules;

(ii)	infringement or improper appropriation or use by Provider or its Personnel of trade secrets, proprietary information, know-how, copyrights, trademarks, patents, patented inventions or any other intellectual property or proprietary rights of any third party;

(iii)	arising out of an audit, investigation, administrative proceeding, or litigation predicated upon Contracting Party’s failure to provide complete and correct data pursuant to its data collection and submission requirements hereunder;

(iv)	breach by Provider or its Personnel of any agreements, covenants, warrantees, guarantees and representations contained in this Agreement and any SOW, amendment, work orders and related documents;

(v)	Provider’s failure to pay any of its Personnel;

(vi)	injury to or death of any person or damage to any property resulting from and/or caused by Provider or its Personnel in connection with the performance or non-performances of Provider’s obligations under this Agreement and any SOW;

(vii)	Provider’s failure to require any consultant or subcontractor to be insured as set forth under the terms of this Agreement;

(viii)	claims made by persons furnished by Provider or its Personnel (i) based on employment contract, or any Laws prohibiting discrimination in employment, or (ii) under worker’s compensation or similar Laws; and,

(ix)	negligence, recklessness, willful misconduct, fraud or bad faith of Provider or its Personnel.

(b)	Notwithstanding the foregoing, Provider shall not be liable for Losses to the extent such Losses are caused solely by the negligence, recklessness or willful misconduct of Pfizer. Furthermore, Provider shall not be liable for Losses pursuant to Section 12.1(a) (ii) above to the extent such infringement or improper appropriation or use is directly caused by Pfizer’s unauthorized modification of the Work Product.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Without limiting any other of Provider’s obligations or Pfizer’s rights under this Agreement, including Section 12.1, if the Work Product or Services, or any part thereof, becomes or, in Provider’s reasonable opinion, is likely to become the subject of an infringement, misappropriation or misuse claim, suit or cause of action, Provider, at its expense, promptly shall as mutually agreed between the Parties either (a) procure for Pfizer the right to continue using such Work Product and/or Services free of any liability for infringement, misappropriation or misuse; or (b) replace or modify such Work Product and/or Services with a non-infringing substitute of equivalent or better functionality that is reasonably satisfactory to Pfizer. In the event Provider is unable, after exercising its best efforts, to implement one of the options set forth in subsection (a) or (b) above within thirty (30) days after becoming aware of any such claim, suit or cause of action or the likelihood of any claim, suit or cause of action, then Pfizer shall have the right to return the affected Work Product and/or cease using the affected Services, and Provider promptly shall refund to Pfizer: (1) in the case of Work Product, an amount equal to the total amount paid by Pfizer to Provider for the affected Work Product; and (2) in the case of Services, an amount equal to any pre-paid amounts paid by Pfizer to Provider for the affected Services. This Section shall survive the expiration or termination of this Agreement.

(c)	Indemnification Procedures. Pfizer shall inform Provider of any claim for which it intends to invoke indemnification and, at Provider’s request and expense, reasonably cooperate with Provider in defending such claim. Provider shall assume, at its sole cost and expense, the defense of such claim through legal counsel reasonably acceptable to Pfizer, except that Pfizer may at its option and expense select and be represented by separate counsel. Provider shall have control over the suit or proceedings, including the right to settle; provided, however, Provider will not, absent the written consent of Pfizer, consent to the entry of any judgment or enter into any settlement that (1) provides for any admission of liability on the part of Pfizer, its Affiliates or its or their respective directors, officers, employees, agents or representatives, as the case may be, or relief other than the payment of monetary damages for which Provider shall be solely liable and (2) adversely affects the rights of Pfizer under this Agreement, or (3) does not release Pfizer, its Affiliates and its respective directors, officers, employees, agents and representatives, as the case may be, from all liability in respect thereof. In no event shall Pfizer, its Affiliates or its or their respective directors, officers, employees, agents or representatives be liable for any claims that are compromised or settled in violation of this Section.

12.2      Limitation of Liability.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, LOST GOODWILL, LOST REVENUE AND LOST OPPORTUNITY) ARISING OUT OF ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER. The foregoing limitation of liability and exclusion of damages shall apply (1) even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages, (2) whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and (3) notwithstanding any failure of essential purpose of any limited remedy herein. Notwithstanding the foregoing limitation of liability and exclusion of damages, Provider shall be liable to Pfizer for indirect, incidental or consequential damages to the extent: (i) arising out a breach of the non-disclosure and non-use obligations set forth in this Agreement, (ii) arising out of Provider’s obligations to indemnify for third party claims, (iv) awarded for bodily injury, death or damage to real or personal property of Pfizer or any third party, provided that Pfizer shall not be entitled to damages for loss of profits, interruption or loss of business, lost goodwill, lost revenue and lost opportunity, (v) covered by any errors or omissions or other insurance carried by Provider or its Personnel, or (vi) resulting from Provider’s gross negligence or willful misconduct.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

12.3      Liens. Provider shall keep the Pfizer Materials and any other Pfizer property provided under this Agreement free and clear of all liens, claims, and encumbrances. In addition, upon written request of Pfizer, Provider agrees to certify in writing to Pfizer that all material and equipment embodied in the Services are free and clear of all liens, claims, and encumbrances and all labor costs and obligations incurred with respect to the Services have been fully paid and discharged and to provide any information and/or execute any documents as may be requested by Pfizer and/or required by Laws of the jurisdiction in which the Services are being performed in order to protect Pfizer from any liens, claims, and encumbrances, including delivering to Pfizer full and final waivers of mechanics’, materialmen’s and construction liens duly executed by Provider and all applicable subcontractors in a form approved by Pfizer. If any lien is filed, Provider shall take all necessary steps to immediately procure the release of such lien. If Provider does not procure the release of any lien, Pfizer shall have the right to seek and procure the release of such lien, including the right to contest the validity or amount of any such lien. Provider shall indemnify, defend and hold Pfizer harmless from and against any loss, damage, claim, expense or cost (including reasonable attorneys’ fees) arising out of or relating to Provider’s failure to comply with this Section, including all monies paid and costs and expenses incurred by Pfizer in discharging such liens or otherwise incurred in connection with any action or proceeding for the removal or enforcement of the lien. Provider shall include a provision satisfying the requirements of this as part of any and all subcontracts entered into for the work or any portion of the Services.

12.4      Insurance.

(a)	Maintenance of Coverage. Prior to the commencement of any Services under this Agreement or any SOW, Provider shall provide and maintain such insurance coverage, in minimum types and amounts as described below in this Section, as will protect it and Pfizer (including Pfizer’s Affiliates, its and their employees, directors, officers, shareholders and agents) from all claims which may arise out of or result from Provider’s performance under this Agreement and any SOW, whether such operations be by itself or by its Personnel or by anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable. Provider will permit no consultant or subcontractor to enter the Jobsite or continue the performance of any Services unless such consultant is and remains insured, as outlined in this Section 12.4. Any and all deductibles for such insurance policies shall be assumed by, for the account of, and at Provider’s sole risk. All deductibles and self-insured retention amounts must be acceptable to and approved, in writing (if required), by Pfizer.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)	Waiver of Subrogation. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Except for Workers Compensation/Employers’ Liability and Professional Liability/Errors & Omissions insurance, all such policies shall include Pfizer and its Affiliates and any other such entities as Pfizer may reasonably request, as additional insureds. All such polices shall provide a waiver of subrogation in favor of Pfizer and its Affiliates.

(c)	Insurance Certificate. Provider shall furnish to Pfizer original certificates and additional insurance endorsements evidencing the specified insurance coverage, prior to beginning any SOW, and, at agreement renewal or expiration of any one coverage, whichever occurs first. If requested by Pfizer, copies of the insurance policies themselves will be provided. Such certificates shall provide that not less than thirty (30) days’ prior written notice of any policy cancellation, or material change shall be given to Pfizer. The Certificate of Insurance shall be signed by a person authorized by the insurer to bind coverage on its (their) behalf. Provider shall provide, pay for, and maintain in effect the policies with minimum “A-” A.M. Bests rated insurance carriers or insurance companies satisfactory to Pfizer. Coverage shall be maintained for the duration of the SOW until final completion or as specified below, whichever is longer.

(d)	Limits. The insurance required under Section 12.4(a) above shall be written for not less than any limits of liability specified herein or as required by law, whichever is greater. Provider shall have the right to provide the total limits required by any combination of primary and Umbrella/Excess coverage; said insurance to include the following:

(i)	Insurance for liability under the Workers’ Compensation or occupational disease laws of any state or other jurisdiction in which the Services are performed (or be a qualified self-insurer in those states and jurisdictions) or otherwise applicable with respect to persons performing the Services and Employer’s Liability insurance covering all claims by or in respect to the employees of Provider and all Consultants, providing:

1.	Coverage for the statutory limits of all claims under the applicable State Workers’ Compensation Act or Acts. ;

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.	Employer’s Liability Insurance with a limit of not less than $1,000,000;

3.	Voluntary Compensation insurance covering all employees not subject to the applicable state Workers’ Compensation Act or Acts.

(ii)	Commercial General Liability insurance with the following limits and forms/endorsements:

Each Occurrence	$2,000,000

Products & Completed Operations Aggregate	$2,000,000

(a)	Occurrence form including premises and operations coverage, products & completed operations, broad form property damage, coverage for independent contractors, personal injury coverage, and blanket contractual liability.

(b)	Products and Completed Operations coverage shall be maintained for a period of three (3) years following the date that the Scope of Work is completed and accepted.

(c)	ISO Endorsement CG20101185 including Pfizer and its Affiliates as additional insureds with respect to any legal liability of Pfizer or its Affiliates, arising out of the Services.

(iii)	In the event Provider is furnishing design services or other professional services, Provider shall obtain Professional Liability or Errors & Omissions Insurance for the Services. Such insurance shall have a limit of $5,000,000 per occurrence. Coverage shall be maintained for a period of three (3) years following final completion and acceptance of the Services specified in Scope of Work.

(iv)	Umbrella (Excess) Liability Coverage (follow form) in an amount not less than $3,000,000 per occurrence.

(v)	If Provider has care, custody or control of Pfizer property or inventory, Provider shall be responsible for any loss or damage to it, and provide all risk Property Coverage at full replacement cost for same.

(e)	Certificate. Acceptance of any insurance certificate by Pfizer shall not constitute acceptance of the adequacy of coverage, compliance with the requirements of this Agreement or any SOW or serve as an amendment to this Agreement or any SOW.

13.        Confidentiality

13.1      References to Confidential Information in this Agreement shall mean Pfizer Confidential Information and Provider Information collectively as defined in Section 1.3 and 1.4.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

13.2      Restricted Disclosure and Use of Confidential Information. Each Party and Personnel shall keep, strictly confidential and not disclose to any third party (without Parties prior written approval) Confidential Information. Parties shall not use, and shall not permit its Personnel to use, the Confidential Information except in accordance with this Agreement. In the event any Party becomes aware of any breach of the confidentiality and non-use obligation contained in this Section by it or its Personnel, Party shall promptly notify the other Party in writing of such breach and all facts known to respective Party regarding same.

13.3      Permitted Disclosures. Notwithstanding the foregoing, Pfizer Confidential Information may be disclosed by Provider to the extent required: (a) for the performance of the Services subject to Section 13.4 below and (b) in order to comply with any court order, statute or governmental directive, provided that in the event that such court order, statute or governmental directive requires disclosure of Pfizer Confidential Information, Provider shall provide prompt notice to Pfizer (except where restricted by applicable Law) before such Pfizer Confidential Information is disclosed and cooperate with Pfizer if Pfizer seeks protective order or other appropriate remedy for such Pfizer Confidential Information, and if no such protective order or other remedy is obtained, Provider will furnish only that portion of the Pfizer Confidential Information which it is advised by its counsel it is legally required to furnish.

13.4      Precautions. In order to comply with its confidentiality and non-use obligations, each Party shall take at least the following precautions: (a) Parties shall exercise all reasonable efforts to prevent unauthorized employees and unauthorized third parties from gaining access to Confidential Information (and in no event less than reasonable care); (b) Parties shall disclose Confidential Information only to such of its Personnel who have a need to know such Confidential Information to fulfill their obligations under this Agreement and/or any SOWs; provided, however, before any disclosure of Confidential Information, Parties shall bind its Personnel receiving such Confidential Information to a written agreement of confidentiality at least as restrictive as this Agreement; and (c) prior to any disclosure, Parties shall instruct its Personnel of the confidential nature of, and to maintain the confidentiality of, the Confidential Information. Parties shall be responsible for all actions of its Personnel, including any breach of the terms hereof.

13.5      Survival. Upon the earlier of Pfizer’s request or termination or expiration of this Agreement, receiving Party shall promptly return to disclosing Party all of the disclosing Parties Confidential Information. However, receiving Party may retain one copy of any document containing disclosing Party Confidential Information in its confidential files for so long as necessary and for the sole purpose of determining its continuing obligations under this Agreement; provided, however, that the terms of this Section 13 shall continue to apply with regard to any such disclosing Party Confidential Information retained by receiving Party. Notwithstanding receiving Parties return of the Confidential Information, receiving Party will continue to be bound by its obligation of confidentiality and non-use under this Agreement for a period of seven (7) years after the later of termination or expiration of this Agreement or the last SOW in place, except with respect to any information that constitutes a trade secret (as defined under applicable Law), in which case receiving Party will continue to be bound by its obligation of confidentiality and non-use under this Agreement for so long as such information continues to constitute a trade secret, but in no event for a period of less than the seven (7) year period specified immediately above.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

14.        Records and Audits

14.1       Records. Provider will maintain complete and accurate Records. Any Records that are financial in nature such as, but not limited to, time sheets, billing records, invoices, payment applications, payments of consultants and subcontractors and receipts relating to reimbursable expenses, shall be maintained in accordance with generally accepted accounting principles. Provider shall maintain such Records for a period of six (6) years after the expiration or termination of (x) this Agreement or (y) the applicable SOW in effect, or for such longer period as otherwise may be required by applicable Law, whichever occurs later.

14.2      Audits. Pfizer or its representatives, including its external auditors, may inspect and/or audit any facility being used by Provider or Provider’s Affiliates for the performance of Services, upon no more than five (5) working days prior notice during reasonable business hours and any Records of Provider, including all Records related to Provider’s compliance with Laws, at any time during the Term of this Agreement and for the three (3) year period following the expiration or termination of (x) this Agreement or (y) the last SOW in effect, whichever occurs later, during normal business hours and upon reasonable notice to Provider. Provider shall make any Records readily available for such audit, and Pfizer or its representatives may copy any and all such Records in connection with any such audit. If any financial audit reveals that Provider has overcharged Pfizer, Provider shall promptly reimburse Pfizer for such overcharge, and in the event that any such overcharge equals an amount equal to or greater than five percent (5%) of the amount that should have been charged under the terms of this Agreement and the applicable SOW, then Provider shall promptly reimburse Pfizer for all reasonable costs and expenses incurred in the conduct of the audit.

15.        Miscellaneous

15.1      No Publicity. Provider shall not use the name, trade name, service marks, trademarks, trade, dress or logos of Pfizer (or any of its Affiliates) in publicity releases, advertising or any other publication, nor identify Pfizer as a customer, without Pfizer’s prior written consent in each instance.

15.2       Dispute Negotiations; Governing Law; Venue.

(a)	Negotiations of Dispute. With respect to any controversy, claim, counterclaim, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of any term or provisions of this Agreement or an SOW or any related documents, a Party shall provide written notice to the other Party of the existence of such dispute. The Parties shall for a period of thirty (30) days following such notice, enter into good faith discussions and negotiations in an attempt to resolve such dispute. If, by the end of such thirty (30) day period, unless such period is extended by mutual agreement of the Parties, if the Parties have been unable to resolve such dispute, either Party may initiate litigation. The procedures specified in this Section is a precondition to the initiation of litigation by a Party, in connection with disputes between the Parties arising out of or relating to this Agreement and any SOW; provided, however, that a Party may: (i) seek a preliminary injunction or other preliminary judicial relief, without attempting to resolve such dispute as provided in this Section, if in its judgment such action is necessary to avoid irreparable harm; or (ii) institute formal proceedings to avoid the expiration of any applicable limitations period. Further, the requirement to attempt to resolve a dispute in accordance with this Section 15.1 does not affect a Party’s right to terminate this Agreement or an SOW as provided in the Termination Section hereof, and neither party shall be required to follow these procedures prior to terminating the Agreement.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b)	Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

(c)	Venue. All actions and proceedings under this Agreement shall be brought exclusively in a state or federal court of competent subject matter jurisdiction in the County of New York in the State of New York. Each Party hereby waives (i) any objection which it may have at any time to the venue of the proceedings in any such court, (ii) any claim that such proceedings have been brought in an inconvenient forum and (iii) the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such Party. IN ANY CONTROVERSY OR CLAIM, WHETHER BASED IN CONTRACT, TORT OR OTHER LEGAL THEORY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION, ENFORCEABILITY OR VALIDITY, OR THE PERFORMANCE OR BREACH HEREOF OR THE RELATIONSHIPS ESTABLISHED HEREUNDER, ALL PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY.

(d)	Continuing Work during Dispute. Pending resolution of any dispute under this Agreement or any SOW by settlement or by final judgment, Provider shall proceed diligently with its performance in accordance with this Agreement and the applicable SOW, and maintain the project schedule during any dispute proceedings unless otherwise instructed by Pfizer.

15.3      Independent Contractor. Provider shall perform the Services as an independent contractor with exclusive control of the manner and means of performing the Services in accordance with the requirements of this Agreement and the SOW. Provider has no authority to act or make any agreements or representations on behalf of Pfizer or its Affiliates. This Agreement or SOW is not intended to create, and shall not be construed as creating, between Pfizer and Provider, the relationship of principal and agent, employer and employee, joint venturers, co-partners or any other such relationship, the existence of which is hereby expressly denied. No employee or agent engaged by Provider shall be, or shall be deemed to be, an employee or agent of Pfizer or its Affiliate nor entitled to any benefits that the Pfizer or its Affiliate provides to its own employees.

15.4      Notices. Any notice required to be given hereunder shall be in writing and deemed to have been sufficiently given, (i) when delivered in person, (ii) when received by the intended party. Each notice shall specify the name and date of and parties to this Agreement. To help expedite Pfizer’s awareness and response, copies of Notices may be provided to Pfizer by email but must be supplemented by one of the following methods (a) personal delivery; (b) first class certified mail with return receipt requested, or (c) next-day delivery by major international courier, with confirmation of delivery. Electronic copies may be sent to contractnotices@pfizer.com

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

If to Pfizer:	Pfizer Inc. Eastern Point Road Groton, CT 06340 ATTENTION: Director WRD Procurement

and a copy (which shall not constitute notice) to:

Pfizer Inc. Pfizer Legal Division 235 East 42nd Street New York, NY 10017 ATTENTION: Chief Counsel R&D

If to Provider:	XRpro Sciences, Inc. One Kendall Square, Suite B2002 Cambridge, MA 02139 ATTENTION: Richard Cunningham Email: rcunningham@xrpro.com Fax No.: (302) 347-1326 with a copy (which shall not constitute notice) to:

Gracin & Marlow Chysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174 ATTENTION: Leslie Marlow Fax No.: (212) 208-4657

Provider or Pfizer may, by notice to the other, change the addresses and names given above.

15.5       Assignment. Provider shall not assign any of its rights or delegate or subcontract any of its duties under this Agreement without the prior written consent of Pfizer which may be withheld at its discretion. Any such attempted assignment of rights or delegation or subcontracting of duties without the prior written consent of Pfizer shall be void and ineffective. Any such assignment, delegation or subcontracting consented to by Pfizer shall not relieve Provider of its responsibilities and liabilities hereunder and Provider shall remain liable to Pfizer for the conduct and performance of each permitted assignee, delegate and subcontractor hereunder.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

15.6       Divestiture. Notwithstanding anything to the contrary contained in this Agreement, to the extent related to or arising in connection with a divestiture (whether by sale, spin-off, or similar transaction) by Pfizer, Inc. of all or any portion of a Pfizer business or business unit (“a Divestiture”), Pfizer may, without prior written notice to or consent of Provider, without any penalty, and at no additional cost to Pfizer or to any affiliate of Pfizer or to the company or the group of companies resulting from such Divestiture (collectively, such companies, the “Resulting Companies”): (1) assign its rights and obligations under this Agreement, in whole or in part to one or more of the Resulting Companies, or (2) split and assign, in whole or in part, its rights and obligations under this Agreement to one or more of the Resulting Companies so as to retain the benefits of this Agreement for both Pfizer and the applicable Resulting Compan(y)/(ies) following such Divestiture.

(a)	From and after any partial assignment or split (i) the rights and obligations of Pfizer hereunder shall be divided between Pfizer and the Resulting Compan(y)/(ies) to whom such rights and obligations are transferred as specified by Pfizer, such that all such rights and obligations related to the business of the applicable Resulting Compan(y)/(ies) shall be enforceable only by and against the applicable Resulting Compan(y)/(ies), and all other such rights and obligations shall be enforceable only by and against Pfizer and (ii) to the extent this Agreement contains any volume-based pricing or discounts in favor of Pfizer or minimum purchase thresholds, any purchases by Pfizer and the applicable Resulting Compan(y)/(ies) hereunder shall be aggregated for purposes of determining the applicable pricing and discounts and whether any minimum threshold has been met. Provider will work cooperatively with Pfizer and the applicable Resulting Compan(y)/(ies) to ensure a smooth and orderly transition, including, to the extent requested by Pfizer, entering into separate agreements with Pfizer and the applicable Resulting Compan(y)/(ies) on substantially the same terms and conditions (as adjusted to take into account the nature of the separate contracts while maintaining the economic, business and other purposes of the Agreement).

(b)	No term, condition or provision of this Agreement, whether express or implied, shall be construed to limit Pfizer’s use of the Services for the benefit of Resulting Compan(y)/(ies) for up to two (2) years after a Divestiture, and Provider shall not charge Pfizer any additional fee of any kind whatsoever for such usage.

15.7       Binding Effect. This Agreement shall apply to, inure to the benefit of and be binding upon the Parties hereto and upon their respective successors and permitted assigns. The Parties agree that, except with respect to an Affiliate of Pfizer who is party to a SOW as provided in the Description of Services Section, this Agreement is not intended by any Party to give any benefits, rights, privileges, actions or remedies to any person as a third party beneficiary or otherwise under any theory of law; it being understood and agreed that an Affiliate of Pfizer who is party to a SOW as provided in the Affiliates Section above, shall be deemed an intended third party beneficiary of this Agreement for purposes of that particular SOW.

15.8       Force Majeure. No Party shall be liable for any failure to perform or any delays in performance, and no Party shall be deemed to be in breach or default of its obligations set forth in this Agreement and any SOWs, if, to the extent, and for as long as such failure or delay is due to any causes that are beyond its reasonable control and not to its acts or omissions, including such causes as acts of God, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes (“Force Majeure Event”). For clarity, labor disputes shall not be deemed a Force Majeure Event. In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. The Party affected by the other Party’s delay may elect to: (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event, or (b) cancel all or any part of the unperformed part of this Agreement or any applicable SOW if performance of Services is delayed by 2 weeks or longer. Notwithstanding, in the event of any termination of any Services as a result Force Majeure Event by Pfizer, the applicable covenants related to the Take or Pay Agreement as agreed in the Asset Purchase and Collaboration Agreement between XRPRO Sciences, Inc. and Icagen, Inc effective 1st July 2015 will still apply.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

15.9       Severability. If and to the extent that any court or tribunal of competent jurisdiction holds any provision of this Agreement or any SOW to be unenforceable in a final non-appealable order, such unenforceable provision shall be stricken and the remainder of this Agreement shall not be affected thereby. Pfizer and Provider shall in good faith attempt to replace any unenforceable provision of this Agreement or the SOW with a provision that is enforceable and that comes as close as possible to expressing the intention of the original provision.

15.10     Non-Waiver; Remedies. A waiver by a Party of any term or condition of this Agreement or SOW in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies specified in this Agreement shall be cumulative and in addition to any other rights or remedies available at law or in equity. Pfizer shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any actual or threatened breach by Provider of its obligations under this Agreement (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith).

15.11     Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as may be reasonably necessary or desirable to effectuate the purposes of this Agreement.

15.12     Forms. The Parties recognize that, during the Term of this Agreement, an Order acknowledgment form or similar routine document (collectively, “Forms”) may be used to implement or administer provisions of this Agreement. The Parties agree that the terms of this Agreement shall prevail in the event of any conflict between terms of this Agreement and the terms of such Forms, and any additional or different terms contained in such Forms shall not apply to this Agreement.

15.13    Headings. Headings of sections or other parts of this Agreement and SOWs are included herein for convenience of reference only, and shall not constitute a part of this Agreement and SOWs or change the meaning of this Agreement and SOWs, as the case may be.

15.14     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same agreement, and shall become effective when signed by each of the Parties hereto and delivered to the other Party in accordance with the means set forth in the Notices Section above, or by reliable electronic means (with receipt electronically confirmed).

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

15.15     Electronic Delivery and Storage. Delivery of a signed Agreement by reliable electronic means, including facsimile or email (with receipt electronically confirmed), shall be an effective method of delivery of the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the Parties to this Agreement.

15.16     Entire Agreement; Amendments. This Agreement, together with any and all SOWs, amendments, work orders or other related documents, constitutes the entire agreement of the Parties with respect to its subject matter and merges and supersedes all prior or contemporaneous agreements, discussions and writings, written or oral, with respect to the subject matter hereto. No modification or alteration of this Agreement or any SOW, amendments, work orders or other related documents shall be binding upon the Parties unless contained in a writing signed by a duly authorized agent for each respective Party and specifically referring hereto or thereto.

15.17     Rule of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

15.18    In this Agreement (except where context otherwise requires):

(a)	the words “including,” “include” and “includes” are to be construed as if they are immediately followed by the words “without limitation”;

(b)	any use of the singular includes the plural and vice versa;

(c)	any references to “person” or “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations and any other entities; and

(d)	any reference to Laws shall (except where the context otherwise requires) be construed as referring to such Laws as amended and in force from time to time and to any Laws which re-enacts or consolidates (with or without modification) any such Laws, unless stated otherwise.

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, Provider and Pfizer have caused this Services Agreement to be duly executed and delivered as of the date first written above.

XRPRO SCIENCES INC.		PFIZER INC.

By:	/s/ Richard Cunningham	By:	/s/ Charlotte Allerton

Name: Richard Cunningham		Name: Charlotte Allerton

Title: Chief Executive Officer and President		Title: Vice President and Head of Pharmacokinetics Dynamics & Metabolism -NCE

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE B

FORM OF STATEMENT OF WORK

This Statement of Work is entered into as of [Insert Date] by PFIZER INC., and XRPRO SCIENCES INC., pursuant to the terms and conditions of the Master Scientific Services Agreement between PFIZER INC., and XRPRO SCIENCES INC., effective July 1st 2015 (the “Services Agreement”). All capitalized terms not defined in this Statement of Work shall have the meanings given to them in the Services Agreement.

Description of Services:

Scope; Activities, Tasks:

Status Meetings and Reports:

Term of Statement of Work:

Schedules; Deliverables:

Compensation and Payment:

Invoicing Instructions:

All invoices shall be delivered to Pfizer c/o: PFIZER INC. GFSS – AMERICAS, PO Box 34600, Bartlett, TN 38184-0600, United States. To receive payment from Provider’s purchase order (PO), mail a document clearly marked 'INVOICE' to the address above (or email apinvoices@pfizer.com) with the following information clearly listed: Description of service(s) and/or goods provided, PO number, amount owed and name and address payment is to be sent to. This will help facilitate a quick payment to Provider for services rendered. Suppliers enrolled in Pfizer's e-Invoicing programs (ASN or OB10) can ignore this PO Note. All invoice or billing related questions should be referred to Pfizer's Accounting Department at 800.601.1357 or go to the Accounts Payable Inquiry Tool (APIQ) at www.pfizeraccountspayable.com.

All undisputed invoices for fees and expenses shall be paid within sixty (60) calendar days from the date of receipt of the invoice by Pfizer.

You may invoice at the end of each month upon satisfactory project progression and completion.

Except as provided for in this Statement of Work, all other terms and conditions of the Agreement remain unchanged and continue in full force and effect.

XRPRO SCIENCES INC.	PFIZER INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Portions herein identified by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE B

SCIENTIFIC SERVICES BUSINESS TERMS

Pursuant to the terms and conditions of this Agreement, Provider will provide Scientific Services, specifically biology related services including but not limited to: on demand assay development, modification and optimization, compound screening, ion channel screening, reagent & cell line generation, biology platform development etc. in support of Pfizer projects.

Services will be provided by Provider from the following locations:

4222 Emperor Blvd, Durham, NC, 27703

1 Kendall Square, Cambridge, MA 02139

Services under this contract may be provided on a Fee for Service (FFS) basis or provided on a full time equivalent (FTEs) staff basis or other commercial arrangements as mutually agreed between the Parties dedicated to performing Services for Pfizer.

XXXX

Definition of Specialty Materials is:

Any biological reagents, chemicals, and consumables that are needed to execute a specific Pfizer project and cannot be utilized for other programs or clients today or in the future (examples include radioactive substances, reagent kits, custom antibodies, etc).

For the avoidance of doubt, the cost associated with licensing of project specific cell lines will not be included within the FTE rate.

Fees and Payment:

Provider will invoice Pfizer monthly in arrears for FTE services under this Contract unless otherwise agreed between Pfizer and Provider.

Pfizer will pay for any Non-FTE Services as stated in the applicable Order. If it is not otherwise stated in the applicable Order, Provider will invoice Pfizer for Non-FTE Services upon the completion of the Order.

No other fees or costs will be paid by Pfizer without Provider obtaining prior written consent from a Pfizer Project Lead or Steering Committee member.

Shipping:

Pfizer will assume all shipping expenses for shipping materials and/or compounds required to perform the services from Pfizer to Provider. Should Pfizer request that any materials be returned to Pfizer, then Pfizer will reimburse any shipping costs or make arrangements to use a courier on a Pfizer account.

Any Fee for Service (FFS) Quotations should include any associated shipping charges that may be required to complete service delivery.